Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

TRXADE, INC.,

MICRO MERCHANT SYSTEMS, INC.

and,

solely for purposes of Sections 5.7 and 9.13, TRXADE HEALTH INC.

dated as of

February 16, 2024

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Article IV Representations and warranties of buyer		35

4.1	Organization of Buyer	35
4.2	Authority of Buyer	35
4.3	No Conflicts; Consents	35
4.4	Brokers	35
4.5	Sufficiency of Funds	35
4.6	Legal Proceedings	35
4.7	Independent Investigation	36

Article V Covenants		36

5.1	Conduct of Business Prior to the Closing	36
5.2	Access to Information	37
5.3	No Solicitation of Other Bids	37
5.4	Notice of Certain Events	38
5.5	Employees and Employee Benefits	38
5.6	Confidentiality	40
5.7	Non-Competition; Non-Solicitation	40
5.8	Governmental Approvals and Consents	42
5.9	Closing Conditions	43
5.10	Public Announcements	43
5.11	Bulk Sales Laws	44
5.12	Receivables	44
5.13	Transfer Taxes	44
5.14	Tax Matters	44
5.15	Financing Cooperation	46
5.16	[Reserved.]	46
5.17	Trademarks	46
5.18	Wrong Pockets	46
5.19	Further Assurances	47
5.20	GoDaddy Domains.	47
5.21	Insurance Policy Amendments.	47

Article VI Conditions to closing		47

6.1	Conditions to Obligations of All Parties	47
6.2	Conditions to Obligations of Buyer	47
6.3	Conditions to Obligations of Seller	49

Article VII Indemnification		50

7.1	Survival	50
7.2	Indemnification By Seller	51
7.3	Certain Limitations	51
7.4	Indemnification Procedures	52
7.5	Payments	54
7.6	Tax Treatment of Indemnification Payments	54

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7.7	Effect of Investigation	54
7.8	Exclusive Remedies	54
7.9	Sufficient Funds; Change of Control	54

Article VIII Termination		55

8.1	Termination	55
8.2	Effect of Termination	56

Article IX Miscellaneous		56

9.1	Expenses	56
9.2	Notices	56
9.3	Interpretation	57
9.4	Headings	57
9.5	Severability	57
9.6	Entire Agreement	58
9.7	Successors and Assigns	58
9.8	No Third-party Beneficiaries	58
9.9	Amendment and Modification; Waiver	58
9.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	58
9.11	Specific Performance	60
9.12	Counterparts	60
9.13	Parent Guaranty	60
9.14	Privilege	61

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 16, 2024, is entered into between Trxade, Inc., a Florida corporation (“Seller”), Micro Merchant Systems, Inc. a New York corporation (“Buyer”), and, solely for purposes of Sections 5.7 and 9.13, TRxADE Health Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Seller is engaged in the Business; and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Purchase and Sale

1.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all Cash included in the Closing Cash Amount;

(b) all Current Assets;

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”), if any;

(d) all Contracts, including Intellectual Property Agreements, set forth on Section 1.1(d) of the Disclosure Schedules (the “Assigned Contracts”);

(e) all Intellectual Property Assets;

(f) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(g) to the extent that any Permit is transferable, all Permits, including Healthcare Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 3.17(b) and Section 3.18(b) of the Disclosure Schedules;

(h) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes, other than income Taxes of Seller or its Affiliates) to the extent related to the Business, the Purchased Assets or the Assumed Liabilities;

(j) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, personnel files of the Transferred Employees, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”);

(m) all goodwill and the going concern value of the Business; and

(n) the assets, properties and rights specifically set forth on Section 1.1(n) of the Disclosure Schedules.

1.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, income Tax Returns of Seller (or any Affiliate of Seller), books of account or other records having to do with the corporate organization of Seller;

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(c) sponsorship of all Benefit Plans and all assets attributable thereto;

(d) the assets, properties and rights specifically set forth on Section 1.2(d) of the Disclosure Schedules; and

(e) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

1.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Current Liabilities;

(b) all Liabilities (other than Taxes) in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(c) those Liabilities of Seller set forth on Section 1.3(c) of the Disclosure Schedules.

1.4 Excluded Liabilities. Notwithstanding the provisions of Section 1.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller), (ii) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period (except to the extent such Taxes are expressly included as a liability that reduces Closing Working Capital); (iii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 5.13; or (iv) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Seller or Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

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(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or claim related to usage, improper performance or defects of any product or service sold or provided by the Business on or prior to the Closing Date;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by the Business on or prior to the Closing Date;

(g) sponsorship of and any Liabilities arising under, pursuant to or in connection with any Benefit Plan and any other benefit or compensation plan, program, policy, Contract, agreement or arrangement at any time maintained, sponsored, contributed or required to be contributed to by Seller or any of its Affiliates or with respect to which Seller or any of its Affiliates has any Liability;

(h) any Liabilities in any way attributable to, arising out of, or relating to (i) the employment, engagement, termination of employment or other relationship, or application for employment with, for or on behalf of Seller or any of its Affiliates or the Business of any current or former employee, director, officer, retiree, independent contractor, consultant or other individual service provider (or candidate for such position), including any compensation payable to such individuals, and (ii) Seller’s, its Affiliates’, or the Business’s, actual or alleged non-compliance with applicable Laws relating to employment, labor, and employment practices, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(i) any Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances, conditions or otherwise to the extent arising out of any actions or omissions of Seller existing on or prior to the Closing;

(j) any trade accounts payable of Seller (i) to the extent not accounted for on the Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(k) any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);

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(m) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(n) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions;

(o) any Liabilities associated with the Real Property;

(p) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order; and

(q) any Liability, Loss or Action by any Person related (including with respect to this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby) to Seller or its Affiliates.

1.5 Estimated Purchase Price.

(a) At least three Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth: (i) its calculation of the Closing Cash Amount (the “Estimated Closing Cash Amount”), the Closing Working Capital (the “Estimated Working Capital”), Closing Indebtedness (the “Estimated Closing Indebtedness”), the Transaction Expenses (the “Estimated Transaction Expenses”), the resulting calculation of the Estimated Purchase Price; and (ii) a true and correct list of (A) the names, amounts and wire instructions for each of the payees of (x) a portion of the Indebtedness Payoff Amount and (y) any Transaction Expenses which are being paid as of the Closing, and (B) the name and wire instructions for Seller.

(b) During the period after delivery of the Estimated Closing Statement and prior to the Closing, Buyer shall have the opportunity to review and comment on the Estimated Closing Statement, and Buyer and its Representatives shall have reasonable access to the personnel of and copies of the relevant books and records of, and work papers prepared by, Seller or its Representatives to the extent used in preparation of the Estimated Closing Statement as Buyer may reasonably request in writing for the purpose of reviewing the Estimated Closing Statement; provided, that such access shall be during normal hours, after reasonable advance written notice and in a manner that does not interfere with the normal business operations of Seller.

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(c) Buyer and its Affiliates and representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, wire instructions and other information set forth in the Estimated Closing Statement (collectively, the “Payment Information”). None of Buyer or any of its Affiliates or any other Buyer Indemnitee shall have any Liability whatsoever to Seller or any of its Affiliates, any other payee set forth in the Payment Information or any other Person for relying on the Payment Information, including the payment of any amounts payable by Buyer pursuant to Section 2.2 or any other payment made by Buyer or its Affiliates pursuant to this Agreement, in each case, in accordance with the Payment Information. Seller hereby acknowledges and agrees that the Payment Information, when delivered, will be true and complete and hereby releases each Buyer Indemnitee from any and all Actions related to the Payment Information. The Payment Information may not be modified after delivery of the Payment Information to Buyer except pursuant to a written instruction from Seller, with certification from Seller that such modification is true and correct. Buyer and its Affiliates and representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Payment Information. For the avoidance of doubt, Seller shall be solely responsible for ensuring that the applicable Payment Information is true and correct. Subject to the other terms of this Section 1.5(c), Seller shall indemnify the Buyer Indemnitees, and save and hold each of them harmless from and against, and pay on behalf of, compensate or reimburse such Buyer Indemnitees for, any Losses as and when incurred (regardless of whether or not such Losses relate to a Third Party Claim or a Direct Claim) which any such Buyer Indemnitee may suffer or become subject to as a result of, or which arise out of, relate to, or are caused by, making any payments required hereunder in accordance with the Payment Information provided by Seller, including any Action by a Person that such Payment Information was incorrect.

1.6 Purchase Price Adjustment.

(a) Post-Closing Adjustment.

(i) Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of the Purchase Price and each of the components thereof (the “Closing Statement”). The Closing Statement shall be prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements of Seller and that are consolidated into the audited Financial Statements of Parent for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 1.6(a)(i) of the Disclosure Schedules. For the avoidance of doubt, the Purchase Price shall not include the amount of any monies not timely remitted by Seller (or caused to be remitted by Seller) to Buyer in accordance with Section 5.18(b).

(ii) The “Post-Closing Adjustment” shall be an amount (if any) equal to the difference between the Estimated Purchase Price and the Purchase Price. If (x) the Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment, by wire transfer of immediately available funds to the account designated in the Estimated Closing Statement (or such other account as designated in writing by Seller), and (y) the Purchase Price is less than the Estimated Purchase Price, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment, by wire transfer of immediately available funds to the account designated in writing by Buyer, in each case, within five Business Days of the later of (A) the acceptance of the Closing Statement by Seller or (B), if there are any Disputed Amounts, the resolution of such Disputed Amounts in accordance herewith.

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(b) Examination and Review.

(i) After receipt of the Closing Statement, Seller shall have 45 days (the “Review Period”) to review the Closing Statement. During the Review Period, Seller and its Representatives shall have reasonable access to the personnel of and copies of the relevant books and records of, and work papers prepared by, Buyer or its Representatives to the extent used in preparation of the Closing Statement as Seller may reasonably request in writing for the purpose of reviewing the Closing Statement; provided, that such access shall be during normal business hours, after reasonable advance written notice and in a manner that does not interfere with the normal business operations of Buyer.

(ii) On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”); provided, that any Statement of Objections may only include disagreements based on (x) the failure of the calculation of the Purchase Price, and the components thereof, to be calculated in accordance with this Agreement and/or (y) mathematical errors in the calculation of the Purchase Price, and the components thereof. If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment reflected in the Closing Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding. All discussions between Buyer and Seller and their respective Representatives related to the Statement of Objections during the Resolution Period (unless otherwise agreed by Buyer and Seller) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Law.

(iii) If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants mutually selected by Buyer and Seller (the “Independent Accountant”) who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. Buyer and Seller, and their respective Representatives, shall cooperate with the Independent Accountant during the term of its engagement and shall not have any ex parte communications with the Independent Accountant.

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(iv) The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and Buyer, on the other hand, based upon the percentage which the aggregate portion of the contested amount not awarded to each party bears to the aggregate amount actually contested by such party. For example, if Seller claims the Post-Closing Adjustment is $1,000 greater than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by Seller, and if the Independent Accountant ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the fees and expenses of the Independent Accountant will be allocated 60% (i.e., $300 ÷ $500) to the Seller and 40% (i.e., $200 ÷ $500) to Buyer.

(v) The Independent Accountant shall make a determination as soon as practicable, and in any event, within 30 days (or such other time as Buyer and Seller agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto and not subject to court review or otherwise appealable.

(c) Adjustments for Tax Purposes. Any payments made pursuant to Section 1.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

1.7 Allocation of Purchase Price. Within 30 days of the later of the final determination of the Purchase Price pursuant to Section 1.6, Buyer shall provide Seller a proposed allocation of the Purchase Price (and any other amounts treated as consideration for the Purchased Assets) among the Purchased Assets (the “Allocation Statement”) in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder and in accordance with the principles set forth on the Allocation Schedule attached hereto as Exhibit A (the “Allocation Schedule”). If Seller disagrees with Buyer’s proposed Allocation Statement, Seller may, within 30 days after receipt of Buyer’s Allocation Statement, deliver a notice (“Seller’s Allocation Notice”) to Buyer to such effect, specifying those items as to which Seller disagrees and setting forth Seller’s proposed allocation. If Seller’s Allocation Notice is duly delivered, Seller and Buyer shall, during the 30 days immediately following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the final allocation; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Statement during such 30 day period, such dispute shall be resolved by the Independent Accountant whose determination shall be final and binding on the parties hereto (the allocation, as finally agreed to by the parties or determined by the Independent Accountant, the “Final Allocation”). The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Statement.

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1.8 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

1.9 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its sole cost and expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding anything in this Section 1.9 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.2(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

1.10 Performance Payment.

(a) Subject to the terms and conditions set forth in this Section 1.10, following the Closing, Seller shall be entitled to receive from the Business, and Buyer shall cause the Business to pay, additional amounts based on the performance of the Business during the period beginning on the Closing Date and ending on the four-month anniversary of the Closing Date (the “Performance Period”). The aggregate amount (if any) to be paid with respect to the Performance Period (the “Performance Payment”) shall be determined in accordance with this Section 1.10. The Performance Payment (if any) shall be paid within five Business Days of the date that the aggregate amount of Specified Collections received by Buyer in accordance herewith during the Performance Period is equal to or greater than $1,600,000 by wire transfer of immediately available funds to Seller’s account previously designated in the Estimated Closing Statement (or such other account as designated in writing by Seller). Notwithstanding the foregoing or anything to the contrary herein, in no event shall Buyer or any other Person be obligated to pay the Performance Payment to Seller prior to the date that is three months following the Closing Date.

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(b) The amount of the Performance Payment shall be calculated as set forth in this Section 1.10(b). If the aggregate amount of Specified Collections received by the Business during the Performance Period is equal to or less than $1,600,000, the Performance Payment in respect thereof will be $0. If the aggregate amount of Specified Collections received by the Business during the Performance Period is greater than $1,600,000, the Performance Payment in respect thereof will be $7,500,000. The aggregate amount of Specified Collections received during the Performance Period shall be determined in good faith by Buyer. In no event shall the Performance Payment made pursuant to this Section 1.10 exceed $7,500,000.

(c) Notwithstanding anything to the contrary in this Agreement, Buyer may delay the payment of the Performance Payment (if any) by up to ninety days from the date it is due and payable in accordance with Section 1.10(a), if and to the extent that on the date such payment is otherwise due hereunder the payment of such amount would result in a default under any of Buyer’s or its Affiliate’s senior or subordinated debt financing agreements with an independent third party or a default exists thereunder at the time of such contemplated payment. In addition, nothing shall require Buyer or any of its Affiliates to seek equity financing from any Person in order to pay all or any portion of such Performance Payment (even if the use of such equity proceeds to pay all or any portion of such Performance Payment would be permissible under such lending or financing agreements). In the event that Buyer delays payment of the Performance Payment (if due) pursuant to this Section 1.10(c), Buyer shall provide advance written notice to Seller of such delay, including reasonable detail for the basis thereof; provided that, the failure to provide such notice shall not limit Buyer’s ability to delay the Performance Payment (if due) pursuant to this Section 1.10(c). Buyer shall pay any amounts it is obligated to pay under this Section 1.10 as soon as the restrictions set forth above no longer exist. Seller acknowledges and agrees that, subject to this Section 1.10(c), any failure by Buyer to pay all or any portion of the Performance Payment (if any) on the date otherwise due under Section 1.10(a) by virtue of the circumstances described above shall not constitute a default under or a breach of this Agreement for any reason.

(d) Buyer shall use its reasonable best efforts to seek to collect all Specified Collections during the Performance Period, consistent with Seller’s reasonable and customary past practice with respect to the operations of the Business and treatment of Accounts Receivable, taking into account all relevant factors, including, with respect to each Specified Collection, the amount of such Specified Collection and the time and cost reasonably expected to be necessary to collect such Specified Collection. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be deemed to directly or indirectly limit or restrict the actions of Buyer or any of its Affiliates in running the Business following the Closing, except that if during the Performance Period Buyer takes any deliberate action, regardless of the reason or intention thereof, that (i) causes the amount of Specified Collections during the Performance Period to be reduced as a result of such action because the operation of the Business was disrupted, temporarily unavailable or otherwise diminished, in each case, in a material and adverse manner making it unavailable for customers and marketplace participants during any portion of the Performance Period, or (ii) causes or materially contributes to the marketplace to operate in a diminished capacity inconsistent with Seller’s reasonable and customary past practices, then the Performance Period will be extended for an amount of time equal to the lesser of (x) 30 days and (y) the aggregate number of days in which the operation of the Business was impaired or diminished as a result of Buyer’s actions. Neither Seller nor any Affiliate of Seller or any other Person shall have any recourse against Buyer or any of its Affiliates as a result of any failure of the Business or Buyer to achieve the targets required for the payment of any Performance Payment. Neither Buyer nor any of its Affiliates or any other Person has made or makes any representations or warranties whatsoever, express or implied, with respect to the Business’ or Buyer’s future performance or ability to achieve the targets set forth in this Section 1.10, and neither Seller nor Affiliate of any Seller or any other Person is relying on any such representations or warranties.

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(e) The right of Seller to receive any portion of the Performance Payment (if any) (i) is solely a contractual right and is not a security for purposes of any federal or state securities Laws (and shall confer upon Seller only the rights of a general unsecured creditor under applicable state Law), (ii) will not be represented by any form of certificate or instrument, (iii) does not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of Buyer’s equity securities, (iv) is not redeemable, (v) may be offset by amounts due to any Buyer Indemnitee from Seller under this Agreement that are outstanding as of the date that a Performance Payment is due, and (vi) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”), except, in the case of an entity, by operation of Law or, in the case of an individual, by will or the Laws of descent and distribution (and any Transfer in violation of this Section 1.10(e) shall be null and void).

(f) To the extent permitted by applicable Law, all Performance Payments (if any) made pursuant to this Section 1.10 shall be treated as adjustments to the Purchase Price, including for applicable Tax purposes.

Article II
Closing

2.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the electronic exchange of signature pages by email at 10:00 a.m., Eastern Time, on the second Business Day after all of the conditions to Closing set forth in Article VI are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing; provided that, unless waived in writing (email being sufficient) by Buyer and Seller, in no event shall the Closing occur prior to the date that is four days following the date hereof. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

2.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer:

(i) a bill of sale and assignment and assumption agreement in the form of Exhibit B attached hereto (the “Bill of Sale & Assignment and Assumption Agreement”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer and effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

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(ii) assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iii) a power of attorney in the form of Exhibit C hereto and duly executed by Seller;

(iv) the Seller Closing Certificate;

(v) a properly completed and duly executed IRS Form W-9 with respect to Seller;

(vi) the certificates of the Secretary or Assistant Secretary of Seller required by Section 6.2(j) and Section 6.2(k);

(vii) payoff letters with respect to any Indebtedness for borrowed money outstanding as of the Closing, in each case, on terms and conditions reasonably satisfactory to Buyer;

(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

(ix) evidence, in form and substance reasonably satisfactory to Buyer, that Seller has added Buyer and its Affiliates as additional insureds for a two-year period commencing on the Closing Date on each Insurance Policy covering any Excluded Liability (the “Insurance Policy Amendments”); and

(x) a duly executed transition services agreement (the “Transition Services Agreement”) in form and substance reasonably satisfactory to Buyer and attached hereto as Exhibit D.

(b) At the Closing, Buyer shall deliver, or shall cause to be delivered, to Seller:

(i) by wire transfer of immediately available funds to the account designated in the Estimated Closing Statement, an amount in cash equal to the Estimated Purchase Price;

(ii) the Bill of Sale & Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Intellectual Property Assignments duly executed by Buyer;

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(iv) the Buyer Closing Certificate;

(v) the Transition Services Agreement duly executed by Buyer; and

(vi) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 6.3(g) and Section 6.3(h).

Article III
Representations and Warranties of Seller

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing.

3.1 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 3.1 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

3.2 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms. When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”). As of the date hereof, Seller has delivered to Buyer all requisite approvals for the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby from (x) the board of directors of Seller, (y) the sole holder of the capital stock of Seller (the “Stockholder Approval”), and (z) the board of directors of Parent, in each case, as required by applicable Law (including, but not limited to, any securities Laws) or the governing documents of Seller or Parent, as applicable.

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3.3 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Privacy and Security Requirement or any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 3.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

3.4 Financial Statements. Complete copies of the unaudited consolidated financial statements consisting of the balance sheet of the Business as of December 31, 2023 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the twelve-month period then ended (the “Financial Statements”) are attached to Section 3.4 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

3.5 Undisclosed Liabilities. Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.6 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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(b) declaration or payment of any dividends or distributions on or in respect of any of Seller’s capital stock or redemption, purchase or acquisition of Seller’s capital stock;

(c) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) entry into any Contract that would constitute a Material Contract;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet;

(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i) transfer or assignment of, or grant of any license or sublicense under or with respect to, other disposition of, any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted to customers or services providers in the ordinary course of business consistent with past practice);

(j) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or disclosure of any Trade Secrets included in the Intellectual Property Assets, or any source code related to, or used in, the operation of the Business (except, in each case, in the ordinary course of business consistent with past practice and under written obligations of confidentiality sufficient to protect the secrecy and value of any such Trade Secret or source code);

(k) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(l) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(m) material capital expenditures which would constitute an Assumed Liability;

(n) imposition of any Encumbrance upon any of the Purchased Assets;

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(o) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any Business Employee or any other current or former employees, officers, directors, independent contractors or consultants of the Business, other than in the ordinary course of business, as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any Business Employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any Business Employee or other current or former employee, officer, director, consultant or independent contractor of the Business;

(p) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(q) entry into, adoption, amendment, modification or termination of any: (i) employment, severance, retention or other agreement with any Business Employee or other current or former employee, officer, director, independent contractor or consultant of the Business, or (ii) Benefit Plan;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any Business Employee or any other current or former directors, officers or employees of the Business;

(s) implementation or announcement of any employee layoffs, office closings, furloughs or other similar workforce actions affecting any Business Employee or other current or former employee, officer, director, consultant or independent contractor of the Business;

(t) entry into, modification, negotiation, termination or amendment of any Labor Agreement, or recognition or certification of any labor union, works council, other labor organization or employee representative (“Union”) as the bargaining representative of any Business Employee or other current or former employee, officer, director, consultant or independent contractor of the Business;

(u) waiver or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Business Employee or other current or former employee, officer, director, consultant or independent contractor of the Business;

(v) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of supplies in the ordinary course of business consistent with past practice; or

(x) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

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3.7 Material Contracts.

(a) Section 3.7(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $50,000 annually and which, in each case, cannot be cancelled without penalty or without more than 30 days’ notice;

(ii) all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) any contract or agreement (A) relating to the licensing or granting of any right in, to, or under any Intellectual Property (except that non-exclusive licenses for commercially available Software that has not been modified or customized by a third party used solely for the Seller’s own internal use with an aggregate annual fee, royalty, or other consideration for any such Software or group of related Software of no more than $50,000 need not be scheduled, but will be deemed Material Contracts), (B) for any Embedded Software, (C) for the development of any Intellectual Property or Software by a third party (other than agreements with employees on a standard form made available to Buyer), or (D) relating to the provision of hosting, co-location, or similar services, which services are used to provide Software and data hosting services to customers of the Business or with respect to any Business Product ((A) through (D), collectively, the “Intellectual Property Agreements”);

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(vii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 30 days’ notice;

(viii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(ix) all Contracts with any Governmental Authority (“Government Contracts”);

(x) all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi) all joint venture, partnership or similar Contracts;

(xii) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii) non-exclusive licenses to Intellectual Property granted to customers or service providers in the ordinary course of business;

(xiv) all powers of attorney with respect to the Business or any Purchased Asset;

(xv) all Contracts that are settlement, conciliation or similar agreements with any Governmental Authority or pursuant to which Seller or the Business will have any material outstanding obligations after the date of this Agreement;

(xvi) all Labor Agreements; and

(xvii) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.7.

(b) Each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect, subject to the Enforceability Exceptions. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Seller’s Knowledge, threatened under any Contract included in the Purchased Assets.

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3.8 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. The Purchased Assets do not constitute all, or substantially all, of the assets of Parent. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 3.8(a) of the Disclosure Schedules;

(b) liens for Taxes, assessments or other governmental charges or levies not yet due and payable;

(c) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets; and

(d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

3.9 Condition and Sufficiency of Assets. Except as set forth in Section 3.9 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

3.10 Real Property. Seller does not own or lease any real property that is used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Real Property”).

3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules contains a correct, accurate and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application number; the issue, registration or filing date; and the current owner; (ii) all unregistered Trademarks included in the Intellectual Property Assets; (iii) a list of all proprietary Software included in the Intellectual Property Assets; and (iv) a high level (non-confidential) list of all Trade Secrets included in the Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

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(b) Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use, pursuant to an Intellectual Property License, all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted (together with the Intellectual Property Assets, the “Business Intellectual Property”), in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Intellectual Property Assets are subsisting, unexpired, and, to Seller’s Knowledge, valid and enforceable.

(c) Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and third party who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during their course of employment or engagement with Seller whereby such employee or third party (i) to the extent not owned by Seller by operation of law, irrevocably assigns ownership of such Intellectual Property to Seller and (ii) is subject to confidentiality obligations with respect to such Intellectual Property. To Seller’s Knowledge, no Person is in violation or breach of any such agreement. Seller owns all right, title and interest in and to all Intellectual Property and Software invented, created or developed by any employee or third parties that is related to the Business or any Business Product. Seller has provided Buyer with true and complete copies of all such Contracts.

(d) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets or any other Business Intellectual Property.

(e) Section 3.11(e) of the Disclosure Schedules sets forth a list of all of the Business Products. Except for Embedded Software licensed to Seller pursuant to an Intellectual Property Agreement, (i) Seller owns all Intellectual Property rights in and to the Business Products and (ii) Seller is in exclusive possession of the source code and object code for all Software that is used in, or incorporated into, the Business Products.

(f) Except as set forth in Section 3.11(f) of the Disclosure Schedules, no source code of any Business Product has been disclosed, licensed or delivered to any third party, including any escrow agent, and no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that the source code of any Business Product be disclosed, licensed, or delivered to any third party.

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(g) The Business Products do not contain, incorporate, embed, link with or to, or directly or indirectly call from, any Open Source Software (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Business Products or Intellectual Property Assets, or (ii) under any license requiring Seller to disclose or distribute the source code to any of the Business Products, to license or provide the source code to any of the Business Products for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Business Products at no or minimal charge. Seller has complied with all requirements of agreements pursuant to which Seller has obtained the right to use any third party Software, including Open Source Software, included in the Business Products.

(h) Seller has taken all commercially reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality and value of all Trade Secrets included in the Intellectual Property Assets and all source code of any Business Product, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. To Seller’s Knowledge, no Person is in violation or breach of any such agreement.

(i) The conduct of the Business as currently and formerly conducted, including the lease, license, sale, marketing, distribution or making available of any Business Product, does not infringe, misappropriate, or otherwise violate, and has not in the past six years, infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person is, or has been infringing, misappropriating, or otherwise violating any Intellectual Property Assets, or any other Business Intellectual Property.

(j) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license or cease and desist letters): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business or sale, use, license, or other making available of any Business Product; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets in any material respect.

(k) The Intellectual Property Assets and the rights licensed or granted under the Intellectual Property Licenses are sufficient to operate the Business and constitute all Intellectual Property used in, held for use in, or necessary to operate the Business and to lease, license, sale, market, distribute or make available any Business Product as currently leased, licensed, sold, marketed, distributed, or made available.

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3.12 Information Technology and Data Privacy.

(a) Seller owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and have purchased, where applicable, a sufficient number of seat licenses for the Business Systems. All Business Systems (i) are, to Seller’s Knowledge, free from any material defect, bug, virus or programming, design or documentation error or corruptant, or other Software routines or hardware components that permit, or are designed to permit, unauthorized access or the unauthorized disablement or erasure of any Business System, (ii) operate and run in a reasonable and efficient business manner, (iii) are sufficient for the current and currently contemplated needs of the Business including as to capacity and ability to meet current peak volumes and anticipated volumes in a timely manner, (iv) conform in all material respects to the specifications and purposes thereof, including service level agreements, and (v) have had no existing pattern or repetition or customer complaints regarding functionality or performance.

(b) Seller has taken commercially reasonable steps, including the use of technical, administrative, and physical measures, to safeguard the internal and external integrity and security of the Business Systems and all Personal Information processed thereby.

(c) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, lease, license, or use the Business Systems in the same manner and on the same terms and conditions as those under which Seller owned, leased, licensed, or used the Business Systems immediately prior to the Closing or during the twelve months prior to the Closing.

(d) Seller and the conduct of the Business are in material compliance with, and have been in material compliance with, all Privacy and Security Requirements, and there have been no Security Incidents. Seller has not received any notices from a Governmental Authority relating to Seller’s or the Business’s non-compliance with any Privacy and Security Requirements. There is not, and there has not been in the past three years, any Action pending or by or against Seller or with respect to the Business relating to any Privacy and Security Requirements.

3.13 Inventory. Seller does not own, possess, or sell any Inventory.

3.14 Accounts Receivable. The Accounts Receivable reflected on the Balance Sheet and the Accounts Receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business, are, to Seller’s Knowledge, collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to Accounts Receivable arising after the Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

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3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth the ten largest customers (including resellers) (measured by gross annual revenues generated from sales and services provided to such customers) of the Business for each of (i) the fiscal year ended December 31, 2023 and (ii) the one-month period ended January 31, 2024, in each case, together with the aggregate gross annual revenues generated from sales and services to such customers for each such customer (collectively, the “Material Customers”). Except as set forth in Section 3.15(a) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 3.15(b) of the Disclosure Schedules sets forth the ten largest suppliers, vendors or licensors (measured by aggregate purchases) of the Business for each of (i) the fiscal year ended December 31, 2023 and (ii) the one-month period ended January 31, 2024, in each case, together with the aggregate purchases from each such supplier, vendor or licensor during such periods (collectively, the “Material Suppliers”). Except as set forth in Section 3.15(b) of the Disclosure Schedules, Seller has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since June 30, 2023. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

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3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are, and in the past three years there have been no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, any Business Employee or other current or former employee, officer, director, consultant or independent contractor of the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no, and in the past three years there have been, no Governmental Orders relating to or affecting the Business or the Purchased Assets, and there are no unsatisfied orders, judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets.

3.18 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, Seller has complied in all material respects, and is in compliance, with all Laws applicable to the conduct of the Business and the ownership and use of the Purchased Assets.

(b) All Permits (including Healthcare Permits) required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits, including Healthcare Permits, issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

3.19 [Reserved.]

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3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other benefit or compensation agreement, plan, policy, program, contract or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by Seller or any of its Affiliates for the benefit of any Business Employee or any other current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under or with respect to which the Business, Seller or any of its ERISA Affiliates has or may have any Liability, including, for the avoidance of doubt, any such plan, program, agreement or arrangement maintained by a professional employer organization for the benefit of any Business Employee or other employees, officers, directors, retirees, independent contractor or consultants of Seller or its Affiliates (each, a “Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (iv) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (v) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the most recently filed Form 5500, with all corresponding schedules and financial statements attached; (vi) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as could not result in any liability to Buyer or any of its Affiliates, each Benefit Plan and any related trust has been established, administered, funded and maintained in all material respects accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service with respect to the plan’s qualified status, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. There has not been any breach of fiduciary duty (as determined under ERISA) or prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan, and nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Sections 4975, 4980B, 4980D, 4980H, 6721, or 6722 of the Code.

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(d) All benefits, contributions, reimbursements and premium payments relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all contributions, distributions, reimbursements, and premium payments not yet due have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(e) No Benefit Plan is and neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to, or has any Liability with respect to any: (i) “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA) or other plan which is or was subject to Section 412 of the Code or Title IV of ERISA; (iii) “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). None of the Purchased Assets is subject to a lien arising under ERISA, and the Business does not have any Liability by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(f) No Benefit Plan or other arrangement provides post-termination, post-ownership, retiree health or other welfare benefits to any Person for any reason, except as required by Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (and for which the beneficiary pays the full premium cost of coverage).

(g) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination, investigation or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h) Neither Seller nor any of its Affiliates has any commitment or obligation or has made any representations to any Business Employee or other director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any Labor Agreement.

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties pursuant to Section 4999 or 409A of the Code or otherwise.

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(j) Except as set forth in Section 3.20(j) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any Business Employee or other current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations or other analysis prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are Business Employees, independent contractors and consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base salary or hourly wage rate, as applicable, or contract fee; (v) location (state); (vi) employing entity; (vii) hire date; (viii) classification as exempt or non-exempt from overtime pay requirements; (ix) commission, bonus or other incentive-based compensation (including equity or equity-based awards); (x) if on a leave of absence, the type of leave and expected return to work date; and (xi) visa type, sponsoring entity and status (if applicable) (the “Business Employee List”). All compensation, including wages, salaries, wages, wage premiums, severance and termination payments, commissions, bonuses, fees, expense reimbursements and other compensation, payable to all current and former employees (including the Business Employees), independent contractors, consultants and other individual service providers of the Business for services performed have been timely paid in full and there are no outstanding agreements, understandings or commitments of Seller or any of its Affiliates with respect to any such compensation. Seller and its Affiliates have properly classified and treated each person who has performed services for the Business as a consultant, leased employee, independent contractor, other non-employee service provider, or as an overtime exempt employee, for all applicable purposes.

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(b) Except as set forth in Section 3.21(b) of the Disclosure Schedules, Seller and its Affiliates (with respect to the Business, Business Employees and other current and former employees, consultants and independent contractors of the Business) are not, and have not been for the past five years, a party to, bound by, or negotiating any Labor Agreement or bargaining relationship with any Union, and there is not, and has not been for the past five years, any Union representing or purporting to represent any Business Employee or other current or former employee, officer, director, consultant or independent contractor of the Business, and no Union or group of employees is seeking or has sought to organize any Business Employee or other current or former employee, officer, director, consultant or independent contractor of the Business for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, unfair labor practice charge or other similar labor disruption or dispute against or affecting Seller or any of its Affiliates with respect to the Business, the Business Employees, and other current and former employees, officers, directors, consultants and independent contractors of the Business. Seller has no duty to bargain with any Union with respect to the Business, the Business Employees, and other current and former employees, officers, directors, consultants and independent contractors of the Business.

(c) Seller and its Affiliates (with respect to the Business, the Business Employees, and other current and former employees, officers, directors, consultants and independent contractors of the Business) are and have been in compliance in all material respects with all applicable Laws pertaining to labor, employment and employment practices, including all Laws relating to terms and conditions of employment, wages, hours, employee and independent contractor classifications (including classification as exempt or non-exempt employees), health and safety, equal opportunity, harassment (including sexual harassment), retaliation, discrimination, restrictive covenants, pay transparency, disability rights or benefits, plant closures and layoffs, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), layoffs and plant closures, workers’ compensation, labor relations, employee leave issues, paid time off, employee trainings and notices, COVID-19, affirmative action, unemployment insurance, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, and privacy. Seller and its Affiliates (with respect to the Business, the Business Employees, and other current and former employees, officers, directors, consultants and independent contractors of the Business) are in compliance with and have complied in all material respects with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Seller and its Affiliates (with respect to the Business, the Business Employees, and other current and former employees, officers, directors, consultants and independent contractors of the Business) have complied in all material respects with the WARN Act, and have no plans to undertake any action prior to the Closing Date that would trigger the WARN Act.

(d) Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are, and in the past three years there have been, no Actions against Seller or its Affiliates pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment of, termination of, employment of, engagement of, or application for employment of, any of the Business Employees or other current and former employees, officers, directors, consultants and independent contractors of the Business, including, without limitation, any charge, investigation, litigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment or labor related matter arising under applicable Laws.

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(e) To the extent applicable to the Business, Seller and its Affiliates are and have for the past three years been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all their implementing regulations, and maintain and comply (and have for the past three years maintained and complied) with affirmative action plans and equal employment opportunity requirements in compliance with E.O. 11246, Section 503 and VEVRAA, including all their implementing regulations.

(f) Seller and its Affiliates (with respect to the Business, the Business Employees, and other current and former employees, officers, directors, consultants and independent contractors of the Business) have promptly, thoroughly and impartially investigated all discrimination, sexual harassment, retaliation or policy violation allegations of which they were made aware. With respect to each such allegation with potential merit, Seller or its applicable Affiliate has taken prompt corrective action that is reasonably calculated to prevent further improper conduct (including discrimination and harassment), and Seller and its Affiliates do not reasonably expect to incur any material Liability with respect to any such allegation and are not aware of any allegations relating to any Business Employee or other current or former employee, officer, director, consultant or independent contractor of the Business that would indicate a breach of fiduciary duty or that, if known to the public, would bring Seller, its Affiliates or the Business into material disrepute.

(g) To Seller’s Knowledge, no Business Employee or other current or former employee, officer, director, consultant or independent contractor of the Business is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, noncompetition agreement, other restrictive covenant agreement, fiduciary duty, common law nondisclosure obligation or similar obligation or agreement: (i) owed to Seller or its Affiliates with respect to the Business; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by Seller or its Affiliates.

3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) Seller has duly and timely filed, or caused to be duly and timely filed, all Tax Returns required to be filed by it or with respect to the Business or the Purchased Assets. Each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All Taxes due and payable by Seller or with respect to the Business or the Purchased Assets have been timely paid in full (whether or not shown or required to be shown on any Tax Return) to the appropriate Tax authority.

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(b) Seller has complied in all material respects with all applicable Laws relating to the withholding and payment of Taxes, and has deducted, withheld and timely paid to the appropriate Tax authority all Taxes required by Law to be deducted, withheld or paid by it or with respect to the Business or the Purchased Assets, and Seller has timely and accurately complied with all reporting and record keeping requirements related thereto, including filing of Forms W–2 and 1099 (or other applicable forms). All Persons who have provided services to Seller and have been classified by Seller as independent contractors for any taxable period (or portion thereof) for purposes of Tax withholding laws were properly classified (for purposes of such Tax withholding laws) for such taxable period (or portion thereof).

(c) Seller has in all material respects properly collected and remitted sales and similar Taxes required to be collected and remitted with respect to sales made to its customers or with respect to the Business or the Purchased Assets, or has received and retained for the period required by applicable Law any appropriate Tax exemption certificates and other documentation for any such sales made without charging or remitting sales or similar Taxes that qualify such sales as exempt from sales and similar Taxes.

(d) There are no liens for Taxes (other than liens for Taxes not yet due and payable) upon any of the Purchased Assets. No Tax authority has provided written notice to Seller that it is in the process of imposing any lien for Taxes on the equity of Seller or the Purchased Assets.

(e) There is not any currently effective agreement, extension or waiver extending or waiving any applicable statute of limitations in respect of any of Taxes of Seller or with respect to Taxes relating to the Business or the Purchased Assets. No extension of time (other than an automatic extension of time not requiring the consent of the applicable Tax authority obtained in the ordinary course of business) within which to file any Tax Return not previously filed has been granted or agreed.

(f) There is no current or pending Tax audit or examination, Tax claim, or Tax proceeding with respect to Seller, the Business or the Purchased Assets, and Seller has not received written notice from any Tax authority of any proposed or threatened Tax audit or examination, Tax claim, or Tax proceeding. Seller has not received from any Tax authority (including a Tax authority in a jurisdiction where Seller has not filed Tax Returns) (i) any written request for information related to Tax matters, or (ii) any written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax authority against any such entity or any of the Purchased Assets. No deficiencies for any Taxes have been proposed, asserted, or assessed, in each case, in writing, against Seller or with respect to the Business or the Purchased Assets that have not been paid in full or withdrawn.

(g) No claim has ever been made by a Tax authority in a jurisdiction where Seller does not file a particular type of Tax Return or pay a particular type of Tax that Seller, the Business or the Purchased Assets are or may be subject to taxation by, or are required to file Tax Returns in, that jurisdiction. Seller is not subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

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(h) Buyer will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received or deferred revenue accrued on or prior to the Closing Date in connection with the Business.

(i) Other than commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes, Seller is not a party to or bound by any Tax allocation, Tax indemnity, Tax sharing or similar agreement or any similar agreement or arrangement.

(j) Seller is not and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(k) Seller is in compliance in all material respects with all applicable transfer pricing Tax Laws in all applicable jurisdictions, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of Seller.

(l) Since the Balance Sheet Date, Seller has not (i) changed any election in respect of Taxes, (ii) changed any method or practice of accounting or annual reporting, (iii) settled or compromised any federal, state, local or non-U.S. Tax liability, claim or assessment, (iv) filed any amended Tax Return, (v) entered into any closing agreement relating to any Tax, (vi) agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (vii) failed to pay any Tax when due and payable, (viii) surrendered any right to claim a Tax refund, (ix) entered into any Tax sharing, Tax allocation, Tax indemnity or similar agreement (excluding commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes), or (x) incurred any Taxes outside of the ordinary course of business.

(m) To the extent relating to the Purchased Assets, the Assumed Liabilities, or the Business, Seller has complied in all material respects with any applicable laws relating to escheat or obligations with respect to abandoned or unclaimed property.

3.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

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3.24 International Trade & Anti-Corruption.

(a) Neither Seller nor any of its officers, directors or employees, nor to the Knowledge of Seller, any agent or other third party representative, in each case with respect to the Business, (a) is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (b) has at any time (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.

(b) Seller has not received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Authority, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

3.25 Healthcare Matters. Except where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Seller is, and for the past six years has been, in uninterrupted compliance in all respects with all applicable Healthcare Laws. No Actions, written notices or claims have been received by, and no claims have been filed or threatened against, Seller alleging a violation of any applicable Healthcare Laws, including any whistleblower or qui tam lawsuit. There are no Actions of any Governmental Authority pending or threatened against Seller alleging a violation of Healthcare Laws in connection with the Business. Seller has made available to Buyer copies of all material correspondence to and from all Governmental Authorities and inspectors and copies of all customer audit reports reasonably related to compliance with Healthcare Laws by Seller with respect to the Business and the Purchased Assets.

(b) Seller has no agreements with customers or any third parties pursuant to which such customer or third party provided remuneration to Seller in a manner or amount that varied based on the success or failure of any claim for payment, prior authorization, or other similar submission made by the customer or third party to any Governmental Health Program. Neither Seller, nor any equityholder, director, manager, officer, managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)), vendor, agent or independent contractor of Seller is currently or has been, or to Seller’s Knowledge, is being or has been threatened to be: (i) debarred under 21 U.S.C. § 335a or any similar state or foreign Law or regulation, excluded or suspended from participating in any Governmental Health Program or otherwise excluded under any state or foreign Law or regulation; (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Governmental Health Program requirement or Law; (iii) listed on the General Services Administration’s published list of parties excluded from federal procurement programs and non-procurement programs; (iv) designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury; or (v) subject to any other debarment, exclusion or sanction list or database.

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(c) Seller has not knowingly and willfully offered, paid, solicited or received anything of value, directly or indirectly, overtly or covertly, in cash or in kind, in contravention of any Healthcare Law in order to induce business. Seller has not made a payment, directly or indirectly, to any Healthcare Provider as an inducement to reduce or limit medically necessary services. Seller has not Knowingly made payments to charitable organizations as part of a written or unwritten agreement in which the charitable organization has given any patients priority to receive either premium assistance or other benefits. Seller has no Knowledge of any of its donations to charitable organizations being earmarked or otherwise set aside for premium assistance or other charitable benefits to any patients. Seller has not received information from a charity that identifies the recipients of the charity’s premium assistance or other benefits. Seller has not made nor is it in the process of making a voluntary self-disclosure required or permitted pursuant any Healthcare Laws.

(d) Seller has not (i) conducted clinical research or trials, (ii) engaged in activity that requires reporting to an Institutional Review Board or (iii) acted as a contract research organization in connection with the Business.

(e) Seller has not engaged in any activity that is prohibited under the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., or the applicable regulations promulgated thereunder, concerning the dispensing and sale of controlled substances in connection with the Business. Seller has not received any FDA 483 letters or other FDA correspondence indicating noncompliance with the FDCA. To the extent the Business involves sterile compounding, Seller has conducted such compounding in accordance with USP 797 standards.

(f) Seller is and has at all times been in compliance in all respects with HIPAA and state and local laws and regulations governing the privacy, security, and exchange of health information and has implemented written policies and procedures, as well as other administrative, physical and technical safeguards, that comply with HIPAA. Seller has not made any disclosures or notifications to any Governmental Authority or customer regarding a “breach” of “protected health information” (“PHI”) in the possession or under the control of Seller. Seller has not received any written complaints, audit requests, or notices from any Governmental Authority regarding Seller’s uses or disclosures of PHI or breaches of PHI alleging a violation of HIPAA. No “breach” by Seller or its “workforce,” or successful “security incident,” has occurred with respect to PHI in the possession or under the control of Seller, its “workforce” or its “business associates” that requires notification to the United States Secretary of Health and Human Services under HIPAA. Seller has trained its “workforce” with respect to obligations under HIPAA. Seller has undertaken an enterprise-wide security risk analysis, has implemented risk management activities required by HIPAA and has implemented appropriate corrective action to address all vulnerabilities identified through such risk analyses. Seller has written, signed, and HIPAA-compliant business associate agreements, when required, with each Person that is a “covered entity” or “subcontractor” to which Seller acts as a “business associate.” All quoted terms in this Section 3.25(f) shall have the meaning ascribed to them in HIPAA as of the date of this Agreement. Seller has not engaged, and Seller does not engage, in the de-identification of PHI in a manner that would require compliance with 45 C.F.R. § 164.514(b).

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(g) Seller maintains, and in the last six years has maintained, a compliance program having the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1. There are no outstanding compliance-related complaints or reports, ongoing internal compliance investigations, or compliance corrective actions.

(h) Seller has not applied for or received CARES Act Provider Relief Payments in connection with the Business.

3.26 Affiliate Transactions. Except as set forth on Section 3.26 of the Disclosure Schedules, no officer, director, manager, equityholder, employee or Affiliate of Seller or, to the Seller’s Knowledge, any individual related by blood, marriage or adoption to any such individual, or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with or is indebted to or is owed amounts from the Business or any of the Business’ Business Relations or has any interest in any assets or property used by the Business (including any Business Intellectual Property). Section 3.26 of the Disclosure Schedules contains a description of all intercompany services provided to or on behalf of the Business by or to any of Seller’s Affiliates and the costs associated therewith.

3.27 Bank Accounts; Names and Locations. Section 3.27 of the Disclosure Schedules lists all of Seller’s bank accounts related to the Business (designating each authorized signatory and the level of each signatory’s authorization).

3.28 No Additional Representation or Warranties. Except as set forth in this Article III (including the related portions of the Disclosure Schedules) and in the Seller Closing Certificate, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller or its respective Affiliates, or the Business. Any such other representations or warranty is hereby expressly disclaimed. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in this Article III (including the related portions of the Disclosure Schedules) and in the Seller Closing Certificate, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Buyer or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, its Affiliates or the Business, or (b) any oral or written information presented to Buyer or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of its Affiliates or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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Article IV
Representations and warranties of buyer

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of New York.

4.2 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms subject to the Enforceability Exceptions.

4.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

4.5 Sufficiency of Funds. Buyer has sufficient cash on hand, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.6 Legal Proceedings. Except as set forth in Section 4.6 of the Disclosure Schedules, there are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

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4.7 Independent Investigation. Buyer has conducted its own due diligence review and analysis of the Business and its assets based on the information and materials provided by Seller. In entering into this Agreement, Buyer acknowledges that it has not relied on any factual representations or warranties of Seller, its Affiliates or any of their respective Representatives (except the representations and warranties of Seller expressly set forth in Article III (including the related portions of the Disclosure Schedules), and in the Seller Closing Certificate). Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement, including without limitation this Section 4.7, will limit the liability of any Person for Fraud.

Article V
Covenants

5.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the Purchased Assets and its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of the employees, customers, lenders, suppliers, regulators and other Business Relations of the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in the ordinary course of business consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the tangible properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement, misappropriation, or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

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(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.6 or Section 3.22(l) to occur.

5.2 Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

5.3 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 5.3, Seller shall promptly (and in any event within one Business Day after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

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5.4 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 7.2 and Section 9.1) and shall not be deemed to amend or supplement the Disclosure Schedules.

5.5 Employees and Employee Benefits.

(a) The Business Employee List shall be updated upon request by Buyer prior to the Closing. Effective as of immediately prior to the Closing, Seller or its applicable Affiliate shall terminate the employment of all of the Business Employees who are actively employed by Seller or one of its Affiliates as of such time, and, Buyer (or one of its Affiliates) may, in its discretion, offer employment, on an “at will” basis, to any of such Business Employees on comparable terms, in the aggregate, as offered by Buyer to its similarly situated employees, effective as of and contingent upon the Closing. Any such Business Employees who are offered, and accept, an offer of employment with Buyer (or one of its Affiliates) and who actually commence employment with Buyer (or one of its Affiliates) shall be referred to herein as the “Transferred Employees.” With respect to any Business Employee who is not actively at work on the Closing Date, Seller (or its applicable Affiliate) shall retain the employment of such individual as of and following the Closing Date, and upon such individual’s return to active employment with Seller or its applicable Affiliate within a six month period following the Closing, Buyer (or one of its Affiliates) may offer employment to such Business Employee on comparable terms, in the aggregate, as offered by Buyer to its similarly situated employees, and Seller or its applicable Affiliate will in such case terminate the employment of such Business Employee as of such offer date. Seller shall bear any and all obligations and liability under the WARN Act resulting from employment losses pursuant to this Section 5.5.

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(b) With respect to the individuals listed on Section 5.5(b) of the Disclosure Schedules who are engaged by Seller or its applicable Affiliate as independent contracts of the Business through Upwork Global Inc. (“Upwork”) (or one of its Affiliates), Seller or its applicable Affiliate agrees to terminate the engagement of such individuals prior to the Closing, and Buyer or one of its Affiliates may, in its sole discretion, thereafter engage these individuals to provide services to Buyer or its Affiliates (through Upwork or otherwise). Any communications from Seller or its Affiliates to such individuals with respect to the foregoing shall include such information as mutually agreed to between Seller and Buyer.

(c) Seller and its Affiliates shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation and other amounts payable to any Business Employee or any other current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, sick leave or paid time off, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller or any of its Affiliates at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date. Further, Seller and its Affiliates shall retain sponsorship of and be solely responsible for any and all Liabilities relating to or at any time arising under, pursuant to, or in connection with the Benefit Plans and any other benefit or compensation plans, programs, policies, agreements or arrangements at any time sponsored, maintained, contributed to (or required to be contributed to) by Seller or its Affiliates, or otherwise with respect to which Seller or any of its Affiliates has any Liability, including (but not limited to) satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Business Employees or any other current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date, and all obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9). Seller also shall remain solely responsible for all worker’s compensation claims of any Business Employees or any other current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date, and in each case, Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(d) Prior to the Closing Date, Seller shall take all actions necessary or appropriate to cause all Business Employees who participate in any Benefit Plan that is intended to be qualified under Section 401(a) of the Code to be fully vested in their account balances under such Benefit Plan, and Seller shall also make to any such Benefit Plan all employer contributions that would have been made on behalf of such employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end of year employment requirements, but prorated for the portion of the plan year that ends on the Closing Date.

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(e) Nothing in this Section 5.5 or any other provision of this Agreement shall (i) create or confer any right of employment or continued employment or any particular term of employment for any Person, or (ii) be construed to establish, amend or modify any Benefit Plan, or agreement with or applicable to any Business Employee, prohibit or limit the ability of Buyer or any of its Affiliates to amend modify or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. Nothing in this Section 5.5 shall confer any rights or benefits, including any third-party beneficiary rights, on any Person other than the parties to this Agreement.

5.6 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

5.7 Non-Competition; Non-Solicitation.

(a) During the period commencing at the Closing and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), Seller and Parent shall not, and shall cause their respective Affiliates not to, directly or indirectly, individually or on behalf of any Person, company, enterprise, or entity, or as a sole proprietor, partner, equityholder, director, manager, officer, principal, agent, employee, consultant or executive, or in any other capacity or relationship, to enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which competes with the Business in the Territory.

(b) During the Restricted Period, Seller shall not, directly or indirectly, (i) encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any Person employed by, or providing consulting services to, Seller in connection with the Business as of the Closing to terminate such employment or services (or in the case of a consultant, to materially reduce such services), (ii) hire or engage any employee or independent contractor that is employed or engaged by Seller in connection with the Business as of the Closing, or was at any time during the 12-month period immediately prior to the Closing employed or engaged by Seller in connection with the Business, (iii) encourage, solicit, or induce, or in any manner attempt to encourage, solicit, or induce, any Business Relation of the Business as of the Closing to cease doing business with, reduce the amount of business conducted with, or alter the terms of the relationship with, the Business, or in any way interfere with the relationship between any such Business Relation and the Business, or (iv) provide products or services that are competitive with those provided by the Business to any Business Relation of the Business as of the Closing (including any Person that was a Business Relation of the Business at any time during the 12-month period immediately prior to the Closing). Nothing in Section 5.7(b)(i) or (ii) shall serve to prohibit Seller and its respective Affiliates from engaging in general solicitations of employment not specifically directed at the Persons identified in Section 5.7(b)(i) or (ii), and hiring any such Person who responds to such general solicitation.

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(c) Seller and Parent acknowledge that (i) Buyer and its Affiliates would be irreparably damaged if Seller or Parent were to breach any of the covenants set forth in this Section 5.7, (ii) the covenants set forth in this Section 5.7 are additional consideration of the agreements and covenants of Buyer, and Buyer would not have entered into this Agreement without such covenants, (iii) the restrictions contained in this Section 5.7 are reasonable with respect to subject matter, time period and geographical area and (iv) the covenants set forth in this Section 5.7 shall be governed and enforced by the sale of business standard.

(d) If, at the time of enforcement of the covenants contained in this Section 5.7 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to blue pencil and revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Seller and Parent have consulted with legal counsel regarding the Restrictive Covenants and based on such consultation have determined and hereby acknowledge that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Business and the substantial investment in the Business made by Buyer hereunder. Seller and Parent further acknowledge and agree that the Restrictive Covenants are being entered into by it in connection with the sale of the Purchased Assets and assumption of the Assumed Liabilities directly or indirectly owned and owed by Seller and the goodwill of the Business pursuant to this Agreement.

(e) If Seller or Parent breaches, or threatens to commit a breach of, any of the Restrictive Covenants, then Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer, or any of its respective Affiliates at Law or in equity: (i) to have the Restrictive Covenants specifically enforced (without the requirement to provide any bond or other security in connection therewith) by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Business and Buyer and that money damages would not provide an adequate remedy to the Business or Buyer; and (ii) to require Seller to account for and pay over to the Business and Buyer any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

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(f) In the event of any breach or violation by Seller or Parent of any of the Restrictive Covenants, to the fullest extent permitted by law, the time period of such covenant shall be tolled until such breach or violation is resolved.

(g) Seller and Parent acknowledge and agree that the Restrictive Covenants are in addition to, and not in lieu of, any existing or future non-disclosure, non-competition, non-solicitation, non-disparagement, confidentiality, invention assignment, work product, work-for-hire, intellectual property protection, or assignment or other restrictive covenant or similar obligations contained in any other agreements between or among Seller or Parent, on the one hand, and the Business or Buyer or its Affiliates, on the other hand.

5.8 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3 and Section 4.3 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

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(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.8(e) shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

5.9 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

5.10 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, Buyer shall be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (a) to authorized representatives and employees of Buyer or its Affiliates, (b) to its and its Affiliates’ current or prospective investors, lenders, or partners in connection with fundraising activities or fund performance reporting, (c) to any of Buyer’s Affiliates, accountants, attorneys, financing sources, or other agents, or any other Person to whom Buyer or its Affiliates discloses such information in the ordinary course of business, and (d) following the Closing to any bona fide prospective purchaser of the equity or assets of Buyer or its Affiliates; provided that in the case of disclosures made pursuant to the immediately foregoing clauses (a) through (d), the recipient is informed of the confidential nature of such information.

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5.11 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction shall be treated as Excluded Liabilities.

5.12 Receivables. From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer promptly, and in any event, within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller promptly, and in any event, within five Business Days after its receipt thereof.

5.13 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

5.14 Tax Matters.

(a) In the case of any Straddle Period, the amount of any Taxes based on or measured by income, gross or net sales, use, payroll, payments or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily pro-ration method, and the amount of any other Taxes for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days during the Straddle Period prior to and including the Closing Date, and the denominator of which is the number of days in such Straddle Period.

(b) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Seller agrees to retain all books and records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority; provided that a Person shall have no obligation to provide access to any information protected by legal privilege or that it is contractually prohibited from providing to the other, it being agreed that such Person shall use commercially reasonable efforts to remove or obtain a waiver of such contractual prohibitions.

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(c) If any Tax authority asserts a claim or initiates a proceeding with respect to Taxes (other than Taxes imposed on Seller or its Affiliates) with respect to the Business or the Purchased Assets for a Pre-Closing Tax Period, then the party to this Agreement first receiving notice of such Tax claim promptly shall provide written notice thereof to the other party to this Agreement; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Agreement except to the extent that (and only to the extent that) the other party has been materially prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax claim and shall include a copy of the relevant portion of any correspondence received from the Tax authority.

(d) In the case of a Tax claim, audit, examination, contest, litigation or other proceeding relating to Taxes (other than Taxes imposed on Seller or its Affiliates) with respect to the Business or Purchased Assets for any Pre-Closing Tax Period (“Tax Proceeding”), Buyer shall have the sole right to control such Tax Proceeding; provided, however, that, to the extent such Tax Proceeding would reasonably be expected to serve as the basis for a claim for indemnification under this Agreement, (i) Buyer shall provide Seller with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) Buyer shall consult with Seller before taking any significant action in connection with such Tax Proceeding, (iii) Buyer shall consult with Seller and offer Seller an opportunity to comment before submitting any significant written materials prepared or furnished in connection with such Tax Proceeding, (iv) Seller (at its own expense) shall be entitled to attend and participate in any in-person or electronic meetings or conferences with the relevant Tax authority, and (v) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict between Section 7.4 and this Section 5.14, this Section 5.14 shall control.

(e) Notwithstanding anything in this Agreement to the contrary, to the extent any item is listed on Section 3.17(a), Section 3.17(b), Section 3.18(a), or Section 3.22 of the Disclosure Schedules, Seller, at its sole cost and expense, shall diligently and in good faith prosecute or defend any Actions (including, liens or assessments for Taxes imposed by any Governmental Authority) or disputes related to such items. Seller shall provide Buyer with notice of any developments in respect of such Actions or disputes, including any written notice from any Governmental Authority of the commencement of any examination or audit and any proposed or completed settlements or resolutions of such Actions, and to the extent requested by Buyer, copies of any documentation relevant thereto. Seller further agrees that in the event the resolution or settlement of any Actions or disputes identified on Section 3.22 of the Disclosure Schedules requires the payment by Seller, or another accommodation, in an amount equal to 10% or greater than the amount listed on such schedule, Seller may only resolve or settle such Action or dispute with the prior written consent (email being sufficient) of Buyer.

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5.15 Financing Cooperation. Subject to the terms and conditions of this Agreement, Seller agrees to use commercially reasonable efforts to cause the Business and its respective Representatives to cooperate with Buyer as reasonably necessary in connection with the arrangement of any of Buyer’s financing in connection with the transactions contemplated by this Agreement as may be customary and reasonably requested by Buyer at Buyer’s sole expense.

5.16 [Reserved.]

5.17 Trademarks. From and after the Closing, Seller and Parent shall promptly (and in no event later than one hundred eighty (180) days following the Closing) cease, and cause their respective Affiliates to cease, all use of the “TrXADE” name except in relation to Parent’s corporate name, TRxADE Health, Inc., and shall not use or adopt any name confusingly similar to “TrXADE”, except as set forth in the Transition Services Agreement. During such one hundred eighty (180) day period, Seller, its Parent, and its Affiliates shall only use the name “TrXADE” in exactly the same manner it was used prior to Closing, including, but not limited to, e-mail addresses, phone numbers and phone systems, but in no event in connection with the sale, lease, license, marketing, distribution, or other making available of any product or service.

5.18 Wrong Pockets.

(a) If and to the extent that it is determined following the Closing that legal title to or beneficial or other interest in all or part of any Excluded Assets have been transferred to Buyer, or that legal title to or beneficial or other interest in and all or part of any Purchased Assets has not been transferred to Buyer, Buyer or Seller, as applicable, shall, promptly upon the request of the other party: (a) execute all such agreements, deeds or other documents as may be necessary for the purposes of transferring such assets (or part thereof) or the relevant interests in them to the other party, (b) complete all such further acts or things as the other party may reasonably direct in order to transfer such assets or the relevant interests in them to the other party and (c) hold the asset (or part thereof), or relevant interest in the asset, in trust for the other party (to the extent permitted by applicable Law) until such time as the transfer is validly effected to vest the asset (or part thereof) or relevant interest in the asset to the other party.

(b) Seller shall promptly, and in any event within ten Business Days of receipt, remit (or cause to be remitted) to the Buyer all monies received by Seller following the Closing in respect of the Purchased Assets; provided that, if Seller fails to remit (or cause to be remitted) such monies within ten Business Days of Seller’s receipt of such monies, the amount of such monies shall not be included in the calculation of Specified Collections or the Purchase Price. The Buyer shall promptly remit (or cause to be promptly remitted) to Seller all monies received by the Buyer following the Closing in respect of the Excluded Assets. Payments remitted to Seller pursuant to this paragraph shall be in the form received by the remitting party or applicable Affiliate thereof.

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5.19 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

5.20 GoDaddy Domains. Seller shall promptly, and in any event, no later than five Business Days following the Closing, transfer all of the domains related to the Business or the Purchased Assets in Seller’s GoDaddy account to Buyer’s GoDaddy account, and provide Buyer reasonable evidence of such transfer.

5.21 Insurance Policy Amendments. In the event that Seller does not deliver to Buyer the Insurance Policy Amendments at the Closing pursuant to Section 2.2(a)(ix), Seller shall promptly, and in any event, no later than five Business Days following the Closing, deliver to Buyer the Insurance Policy Amendments.

Article VI
Conditions to closing

6.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.3 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.3, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

6.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Seller contained in Sections 3.1, 3.2, 3.4 and 3.23, the representations and warranties of Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Sections 3.1, 3.2, 3.4 and 3.23 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

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(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 3.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 2.2(a).

(g) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(i) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied (the “Seller Closing Certificate”).

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(j) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(l) Buyer shall have received a properly completed and duly executed IRS Form W-9 with respect to Seller.

(m) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(n) The Stockholder Approval delivered by Seller to Buyer on the date hereof shall not have been altered, modified, changed or revoked and shall be in full force and effect.

6.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Sections 4.1, 4.2 and 4.4, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Sections 4.1, 4.2 and 4.4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

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(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.3 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Seller at or prior to the Closing.

(e) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 2.2(b).

(f) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied (the “Buyer Closing Certificate”).

(g) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VII
Indemnification

7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve months following the Closing Date; provided, that the representations and warranties in (i) Section 3.11 shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, (ii) Sections 3.2 and 3.8 shall remain in full force and effect indefinitely, and (iii) Section 3.22 shall remain in full force and effect until the date that is five years following the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. For the avoidance of doubt, other than the survival limitations for breaches of representations and warranties set forth in this Section 7.1, there shall be no time limitation for brining any claim for indemnification pursuant to this Agreement.

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7.2 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Asset or any Excluded Liability; or

(d) any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

7.3 Certain Limitations. The indemnification provided for in Section 7.2 shall be subject to the following limitations:

(a) Subject to Section 7.3(b), Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) exceeds 1% of the Purchase Price (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses in excess of the Basket amount. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.2(a) shall not exceed an amount equal to 10% of the sum of the (x) the Purchase Price plus (y) the Performance Payment (if any) (the “Cap”).

(b) Notwithstanding the foregoing, the limitations set forth in Section 7.4(a) shall not apply (i) to Losses based upon, arising out of, with respect to or by reason of (x) any inaccuracy in or breach of any representation or warranty in Sections 3.2, 3.8, and 3.22, or (y) Fraud, bad faith, gross negligence or willful misconduct or (ii) in any claim for indemnification pursuant to Sections 7.2(b), 7.2(c) or 7.2(d).

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(c) Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the terms “knowledge”, “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases (other than in Section 3.7 and the term “Material Contract”) contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

7.4 Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably estimable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a Business Relation of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party fails to compromise in good faith or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.4(b), by giving written notice to the Indemnifying Party, assume the defense of, defend, pay, or compromise such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement to the contrary, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, except as provided in this Section 7.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and indicate the estimated amount, if reasonably estimable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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7.5 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or adjudication by wire transfer of immediately available funds to the account designated in writing by the Indemnified Party.

7.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.7 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.2 or Section 6.3, as the case may be.

7.8 Exclusive Remedies. Subject to Section 5.7 and Section 9.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud, criminal activity, or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Fraud or criminal or willful misconduct.

7.9 Sufficient Funds; Change of Control. Following the Closing and until the date that is twelve months following the Closing Date, Seller shall have sufficient cash on hand, available lines of credit or access to other sources of immediately available funds to enable it to make payment of any of its obligations pursuant to this Article VII in an amount up to the Cap and, in the event Buyer determines, after consultation with Seller or its Affiliates, that Seller does not have such sufficient cash on hand, available lines of credit or other sources of immediately available funds, Seller shall, upon receipt of written demand from Buyer, set aside, or cause to be set aside on its behalf, sufficient reserves to satisfy its obligations pursuant to this Article VII and/or provide a guaranty from a creditworthy guarantor of such obligations. In the event of a Change of Control of Seller, Seller shall cause the purchaser in such Change of Control to assume all Seller’s obligations pursuant to this Article VII.

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Article VIII

Termination

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 6.1 or Section 6.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is 30 days from the date hereof, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) Seller has not provided Buyer with the Stockholder Approval within two Business Days of the date hereof; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall terminate upon Seller’s delivery of the Stockholder Approval to Buyer in accordance with the terms hereof.

(c) by Seller by written notice to Buyer if any of the conditions set forth in Section 6.1 or Section 6.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the date that is 30 days from the date hereof, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

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8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article VIII and Section 5.6 and Article IX hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article IX

Miscellaneous

9.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

9.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (provided no failed delivery message is received by the delivering party) if sent on a Business Day, and on the next Business Day if sent on a day other than a Business Day or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

If to Seller:	2420 Brunello Trace Lutz, Florida 33558 E-mail: patel@trxade.com Attention: Prashant Patel

with a copy (which shall not constitute notice) to:	Dykema Gossett PLLC 111 E. Kilbourn Ave., Suite 1050 Milwaukee, WI 53202 E-mail: kbechen@Dykema.com Attention: Kate L. Bechen

If to Buyer:

6800 Jericho Turnpike Suite 203E

Syosset, NY 11791

E-mail: Ketan Mehta

Attention: Ketan@micromerchantsystems.com

and

c/o TA Associates Management, L.P.

200 Clarendon Street

56th Floor

Boston, MA 02116

E-mail: gmanjo@TA.com

Attention: Greg Manjo

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street

San Francisco, CA 94104

E-mail: sean.kramer@kirkland.com

Attention: Sean Z. Kramer, P.C.

and

Kirkland & Ellis LLP

401 Congress Avenue

Austin, TX 78707

E-mail: brice.lipman@kirkland.com

Attention: Brice Lipman

9.3 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.7(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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9.6 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

9.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.8 No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) The Laws of the State of Delaware shall govern (i) all Actions or matters arising out of or relating to this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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(b) SUBJECT TO SECTION 9.10(c), EACH PARTY HERETO IRREVOCABLY (i) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE AND ANY STATE APPELLATE COURTS THEREFROM WITHIN THE STATE OF DELAWARE, OR IF THE CHANCERY COURT OF THE STATE OF DELAWARE DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY FEDERAL COURT SITTING IN THE STATE OF DELAWARE AND ANY FEDERAL APPELLATE COURT THEREFROM, OR IF ALL OF THE FOREGOING DESCRIBED COURTS DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, THE OTHER STATE COURTS SITTING IN THE STATE OF DELAWARE AND ANY APPELLATE COURTS THEREFROM (COLLECTIVELY, THE “CHOSEN COURTS”), IN EACH CASE, IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION SHALL BE HEARD AND DETERMINED IN SUCH CHOSEN COURTS, (ii) AGREES THAT VENUE WOULD BE PROPER IN ANY SUCH CHOSEN COURT AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH CHOSEN COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION, (iii) AGREES NOT TO BRING ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT, (iv) AGREES THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH CHOSEN COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST SUCH PARTY, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT AND (v) AGREES THAT A FINAL JUDGMENT IN ANY ACTION SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

(c) IF, AND ONLY IF, THE CHOSEN COURTS WOULD NOT (OR DO NOT) HAVE JURISDICTION OVER ALL OR ANY PORTION OF AN ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT (ALL OR SUCH PORTION OF AN ACTION SO DECLINED BY THE CHOSEN COURTS, AN “ARBITRATION ACTION”), EACH PARTY AGREES THAT SUCH ARBITRATION ACTION WILL BE FINALLY SETTLED BY BINDING ARBITRATION IN ACCORDANCE WITH THE THEN-EFFECTIVE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY A PANEL OF THREE (3) ARBITRATORS MUTUALLY AGREEABLE TO THE PARTIES. IF THE PARTIES CANNOT MUTUALLY AGREE UPON THE SELECTION OF THE ARBITRATORS, THE ARBITRATORS SHALL BE SELECTED IN ACCORDANCE WITH THE RULES OF THE THEN-EFFECTIVE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. TO THE EXTENT NOT GOVERNED BY SUCH RULES, THE ARBITRATORS SHALL BE DIRECTED BY THE PARTIES TO SET A SCHEDULE FOR DETERMINATION OF SUCH ACTION THAT IS REASONABLE UNDER THE CIRCUMSTANCES. THE ARBITRATORS SHALL BE DIRECTED BY THE PARTIES TO RESOLVE THE ARBITRATION ACTION IN ACCORDANCE WITH THIS AGREEMENT AND THE SUBSTANTIVE RULES OF LAW (BUT NOT THE RULES OF PROCEDURE OR EVIDENCE) THAT WOULD BE APPLIED BY A FEDERAL COURT REQUIRED TO APPLY THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF DELAWARE. THE ARBITRATION WILL BE CONDUCTED IN THE ENGLISH LANGUAGE IN NEW YORK, NEW YORK. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED BY ANY COURT HAVING JURISDICTION. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS SECTION 9.10(c) SHALL PREVENT ANY PARTY FROM SEEKING INTERIM INJUNCTIVE RELIEF IN THE CHOSEN COURTS TO PREVENT IRREPARABLE INJURY PENDING APPOINTMENT OF THE ARBITRATORS PURSUANT TO THIS SECTION 9.10(c).

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9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

9.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.13 Parent Guaranty.

(a) Parent hereby absolutely, unconditionally and irrevocably guarantees Seller’s obligations under this Agreement (including under Section 1.6 and Article VII) (collectively, the “Guaranteed Obligations”) in the event that Seller does not satisfy such obligations. This guaranty is valid and in full force and effect and constitutes the valid and binding obligation of Parent, enforceable in accordance with its terms. This guaranty is an irrevocable guaranty of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects Seller’s obligations hereunder) or any assumption without the consent of Buyer of any such Guaranteed Obligation by any other party. The obligations of Parent hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of Seller with or into any Person or any sale or transfer by Seller of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting Seller, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Seller’s obligations hereunder and then only to such extent) or (iv) any disability or any other defense of Seller, Parent or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or Parent in its capacity as a guarantor hereunder. In connection with the foregoing, Parent waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. Buyer entered into this Agreement in reliance upon this Section 9.13. Parent acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Parent set forth in this Section 9.13(a) are knowingly made in contemplation of such benefits.

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(b) Parent hereby represents and warrants as follows: (i) Parent has all power and authority to execute, deliver and perform obligations created by this Section 9.13; (ii) this Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms; (iii) all consents, approvals, authorizations of, or filings with, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by Parent have been obtained or made; (iv) the execution, delivery and performance by Parent of this Agreement does not and will not violate any applicable Law or any material contractual restriction binding on Parent or its assets; and (v) immediately following the Closing, Parent will have funds sufficient to satisfy all of its obligations hereunder.

9.14 Privilege. Buyer hereby agrees, on its own behalf and on behalf of its controlled Affiliates, that, following the Closing, Dykema Gossett PLLC (“Seller Group’s Counsel”) may serve as counsel to the Seller, Parent and their respective Affiliates in connection with the negotiation and documentation of this Agreement and the Ancillary Documents or the transactions contemplated hereby or thereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary Documents, the negotiation, performance or subject matter hereof or thereof, notwithstanding any representation by Seller Group’s Counsel prior to the Closing Date. Buyer hereby agrees, on its own behalf and on behalf of its controlled Affiliates, (a) to waive any claim they have or may have that Seller Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation on the basis that Seller Group’s Counsel represented Seller, Parent and their respective Affiliates prior to the Closing and (b) that, in the event that a dispute arises after the Closing between Buyer or any of its controlled Affiliates, on the one hand, and the Seller, Parent or any of their respective Affiliates, on the other hand, Seller Group’s Counsel may represent the Seller, Parent and/or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or any of its controlled Affiliates and even though Seller Group’s Counsel may have represented Seller in a matter substantially related to such dispute. Buyer, on behalf of itself and its controlled Affiliates also further agrees that, as to all communications to or from Seller Group’s Counsel, on the one hand, and the Seller, Parent or their respective Affiliates and their respective Representatives, on the other hand, that occurred prior to the Closing and are entitled to the protections afforded by attorney-client privilege, the attorney-client privilege belongs and will belong solely to the Seller, Parent or their respective Affiliates and their respective Representatives and will not pass to or be claimed by Buyer or its controlled Affiliates. None of Buyer or any of its controlled Affiliates may access, use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the Seller, Parent or their respective Affiliates. Buyer acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 9.14. Seller Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 9.14, and may enforce the same. This Section 9.14 will survive the Closing and will remain in effect indefinitely. Notwithstanding anything to the contrary herein, in the event that a dispute arises between Buyer or any of its respective controlled Affiliates or Representatives, on the one hand, and a third party, on the other hand, after the Closing, Buyer and its controlled Affiliates and Representatives may assert such aforementioned attorney-client privilege to prevent disclosure of confidential communications to such third party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TRXADE, INC.

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

MICRO MERCHANT SYSTEMS, INC.

By:	/s/ Ketan Mehta
Name:	Ketan Mehta
Title:	Chief Executive Officer

TRXADE HEALTH INC.,
solely for purposes of Sections 5.7 and 9.13

By:	/s/ Surendra Ajjarapu
Name:	Surendra Ajjarapu
Title:	Chief Executive Officer

Annex A

Definitions

The following terms have the meanings specified or referred to in this Annex A:

“Accounts Receivable” means all accounts or notes receivable related to associated with the Business held by Seller, and any security, claim, remedy or other right related to any of the foregoing.

“Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Action” means any claim, charge, action, cause of action, demand, lawsuit, arbitration, mediation, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 1.7.

“Allocation Statement” has the meaning set forth in Section 1.7.

“Ancillary Documents” means the Bill of Sale & Assignment and Assumption Agreement, Intellectual Property Assignments, Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Arbitration Action” has the meaning set forth in Section 9.10(c).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Assigned Contracts” has the meaning set forth in Section 1.1(d).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Balance Sheet” has the meaning set forth in Section 3.4.

“Balance Sheet Date” has the meaning set forth in Section 3.4.

“Basket” has the meaning set forth in Section 7.3(a).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Bill of Sale & Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(a)(i).

“Books and Records” has the meaning set forth in Section 1.1(l).

“Business” means business of researching, developing, maintaining, licensing, leasing, selling, making available, distributing, providing, marketing and otherwise commercializing a marketplace made available via Software, including web-based Software, which facilitates purchases of pharmaceutical products or related physical pharmacy products by Licensed Buyers. Notwithstanding the foregoing, the “Business” shall not include hub services, prescription services and professional services, in each case, to the extent such services do not compete with the Business’ marketplace’s core product related to supporting pharmacies in procuring drugs from various suppliers.

“Business Data” means all business information and all Personal Information that is used or held for use by or for Seller for or in connection with the Business (including in any Business Systems or Business Products).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York or Massachusetts are authorized or required by Law to be closed for business.

“Business Employee” means each employee of Seller or its Affiliates whose job duties are primarily or exclusively devoted to the Business.

“Business Employee List” has the meaning set forth in Section 3.20(a).

“Business Intellectual Property” has the meaning set forth in Section 3.11(b).

“Business Product” means the hardware, Software, devices or other products, either complete or under development (including all integrations and application programming interfaces) that (i) are currently, or that are currently intended to be, leased, licensed, sold, marketed, distributed or made available by or for Seller in connection with the Business to or from any Person, (ii) were historically leased, licensed, sold, distributed or made available by or for Seller in connection with the Business to or from any Person, and, in each case, from which Seller currently derives or recognizes, or in the past three years derived or recognized, any revenue (including revenue associated with maintenance, service or subscription agreements), or (iii) are currently used to provide services to the customers of the Business; provided, that, for clarity, any products or services of Parent or Affiliates not leased, licensed, sold distributed or made available by or for Seller or in connection with the Business shall be excluded.

“Business Relation” means any current or prospective customer, supplier, lessee, lessor, licensee, licensor or other business relation.

“Business Systems” means all Systems and Software (including Business Products) that are owned by Seller or used by or for Seller in connection with the Business.

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“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 6.3(f).

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Calculation Time” means 11:59 p.m. (Eastern Time) on the date immediately prior to the Closing Date.

“Cash” means, as of any applicable time of determination and to the extent relating to the Business, the aggregate amount of cash and cash equivalents of Seller, which shall be (a) reduced by any cash deposits, cash in reserve accounts, cash escrow accounts, custodial cash and cash otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose (including the cost of repatriating any cash held in foreign bank accounts), bank overdrafts and outstanding uncleared checks, drafts and wire transfers and (b) adjusted for any other proper reconciling items, in each case, determined in accordance with GAAP. For the avoidance of doubt, Cash may be a positive or negative amount.

“Cap” has the meaning set forth in Section 7.3(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.

“CARES Act Provider Relief Payments” means, collectively, the payments received by the Business pursuant to the Public Health and Social Services Emergency Fund described in the CARES Act.

“Change of Control” means any (i) sale or transfer by Seller (other than to an Affiliate of Seller) of all or substantially all of its assets on a consolidated basis, (ii) consolidation, merger or reorganization of Seller with or into any other entity or entities as a result of which the beneficial owners of Seller’s outstanding equity interests possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors immediately prior to such consolidation, merger or reorganization cease to own the outstanding equity interests of the surviving entity possessing the voting power (under ordinary circumstances) to elect a majority of the surviving entity’s board of directors, or (iii) issuance by Seller, or sale or transfer to any third party of Seller’s equity interests by the holders thereof, or any other transaction or series of transactions, as a result of which Parent no longer holds, directly or indirectly, equity interests possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors of Seller.

“Chosen Courts” has the meaning set forth in Section 9.10(b).

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash Amount” means the aggregate amount of Cash as of immediately prior to the Closing, but (a) excluding any Cash relating to the Business received by Seller on the Closing Date prior to the Closing in respect of any Purchased Assets included in the calculation of Closing Working Capital, and (b) including any Cash relating to the Business paid by Seller on the Closing Date prior to the Closing in respect of any Assumed Liabilities included in the calculation of Closing Working Capital. For the avoidance of doubt, the Closing Cash Amount shall not include any Cash that is not a Purchased Asset.

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“Closing Consideration” means $22,500,000.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Indebtedness” means the aggregate amount of Indebtedness as of immediately prior to the Closing.

“Closing Statement” has the meaning set forth in Section 1.6(a)(i).

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the Calculation Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means the current assets (including Accounts Receivable) of the Business included in the line items set forth on Illustrative Example of Working Capital attached hereto as Exhibit E and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of the Business included in the line items set forth on Illustrative Example of Working Capital attached hereto as Exhibit E and only to the extent assumed pursuant to the terms of this Agreement. For the avoidance of doubt, Current Liabilities shall not include any Excluded Liabilities.

“Direct Claim” has the meaning set forth in Section 7.4(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 1.6(b)(iii).

“Dollars or $” means the lawful currency of the United States.

“Embedded Software” means third-party Software or Intellectual Property (other than Open Source Software) that is: (i) a component of, incorporated into, linked with, embedded in or embodied by any of the Business Products; or (ii) combined with, linked with, or distributed as a part of, or with, any of the Business Products.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, license, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Law” shall mean any Law relating to the pollution or protection of the environment or public health and safety, in each case, solely as it relates to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material and as in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Estimated Closing Cash Amount” has the meaning set forth in Section 1.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.5(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.5(a).

“Estimated Purchase Price” means an amount equal to the Closing Consideration, plus the amount of the Estimated Closing Cash Amount, plus the amount (if any) by which the Estimated Working Capital is greater than the Target Working Capital, minus the amount (if any) by which the Estimated Working Capital is less than the Target Working Capital, minus the amount of the Estimated Closing Indebtedness, minus the amount of the Estimated Transaction Expenses.

“Estimated Working Capital” has the meaning set forth in Section 1.5(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 1.5(a).

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 1.2(a).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, 21 U.S.C. § 301 et seq., and all regulations and informal and formal guidance issued by the FDA pursuant thereto.

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“Final Allocation” has the meaning set forth in Section 1.7.

“Financial Statements” has the meaning set forth in Section 3.4.

“Fraud” means an intentional misrepresentation of a material fact with knowledge of its falsity or an intentional concealment of a material fact, in each case, upon which another Person relies resulting in injury or Loss.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.7(a)(ix).

“Governmental Authority” means any federal, state or local governmental, quasi-governmental, regulatory or administrative authority, agency, commission, official, body, department, division, entity, office, subdivision, branch, board, bureau or instrumentality of any country or any court, tribunal, arbitrator or judicial or arbitral body (public or private) thereof, or any other self-regulatory authority or quasi-governmental authority of any nature, including any contractors of a Governmental Authority authorized by Law and acting pursuant to the terms and conditions of any such contract.

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, any state healthcare programs as defined therein, or that otherwise make available healthcare coverage to certain of the residents of the relevant states, any health insurance program for the benefit of federal employees, or any other body or organization that is granted supervisory or regulatory power, competence or authority under relevant Law and acting pursuant to the terms and conditions of any such contract.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

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“Healthcare Laws” means any and all healthcare-related Laws relating to the regulation, provision, management or administration of, marketing, ordering or arranging for, or payment or reimbursement for, any healthcare items or services, including: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute), including the Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute), the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58, the False Claims Act, 31 U.S.C. §§ 3729-3733, the Exclusion law, 42 U.S.C. § 1320a-7, the civil monetary penalties law, 42 U.S.C. § 1320 a-7a, the False Claim Law, 42 U.S.C. § 1320a-7b(a), the anti-inducement law, 42 U.S.C. § 1320a-7a(a)(5), the Travel Act, 18 U.S.C. §1952, HIPAA (as defined below), the Deficit Reduction Act of 2005, the Patient Protection and Affordable Care Act of 2010 and all amendments thereto, the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. § 263a et seq., the 21st Century Cures Act (Pub. L. 114-255), the FDCA and laws promulgated thereunder, including current Good Manufacturing Practice (cGMP) regulations as set out in 21 C.F.R. Parts 210 and 211 and 21 C.F.R. Parts 600-680, the Eliminating Kickbacks in Recovery Act (EKRA), 18 U.S.C. § 220, any applicable state and federal controlled substance and drug diversion Laws, including the Federal Controlled Substances Act, 21 U.S.C. § 801, et seq, 42 C.F.R. Part 2 and any similar state or local Laws that address the subject matter of the foregoing; any Laws with respect to healthcare related fraud and abuse, false claims, false representations, insurance fraud, self-referrals, kickbacks, billing, coding, conditions of participation, telehealth, supervision requirements, reimbursement, pharmacy operations, Healthcare Provider credentialing and licensing, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Governmental Health Programs, non-clinical and clinical testing, management, manufacturing, remanufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, regulation, sale, promotion, warehousing, packaging, labeling, handling, testing, administration of, or payment for or reimbursement of products, other health care goods and items, or healthcare services, quality and safety, the corporate practice of medicine and licensed healthcare professionals, fee-splitting, Payor Programs and Healthcare Permits; and any and all other Laws administered or otherwise enforced by any agency of the U.S. Department of Health and Human Services, including the Office of Inspector General, Centers for Medicare and Medicaid Services, and the Food and Drug Administration, and any other federal or state board or agency governing the conduct of Seller; in each case for the items above, as amended, all regulations and guidance promulgated thereunder, and any and all amendments or modifications made from time to time to the items referenced herein.

“Healthcare Permits” means any and all licenses, Permits, certifications, authorizations, approvals, franchises, registrations, enrollments, filings, accreditations, letters of non-reviewability, certificates of need, consents, supplier or provider numbers, qualifications, operating authority or other Permits or permissions which are material to or legally required for the operation of the Business as currently conducted or in connection with each such Person’s ability to own, lease, operate or manage any of its property or the business, in each case, that are issued or enforced by a Governmental Authority with jurisdiction over any Healthcare Law.

“Healthcare Provider” means any physician, physician assistant, advance practice nurse, nurse, technician or other clinical personnel or allied healthcare professional providing healthcare services on behalf of, or otherwise retained by, Seller in relation to the Business on a full or part-time basis or as an independent contractor or consultant.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (iii) for purposes of this Agreement, applicable state Laws regarding patient privacy and the security, use or disclosure of healthcare records and other protected healthcare information.

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“Indebtedness” means, without duplication, the following obligations of Seller to the extent relating to the Business: (a) all indebtedness for borrowed money (including all amounts required to be paid to retire, satisfy, or otherwise fully discharge the obligations under such indebtedness); (b) all Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities; (c) all Liabilities under or in connection with letters of credit or bankers’ acceptances or similar items; (d) all Liabilities for deferred purchase price of property or services (other than those trade payables incurred in the ordinary course of business) and all deferred purchase price Liabilities related to past acquisitions, whether contingent or otherwise (including any “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof); (e) all Liabilities arising from cash/book overdrafts; (f) all deferred rent Liabilities; (g) all Liabilities under capitalized leases or leases that in accordance with GAAP are or will be required to be capitalized; (h) all Liabilities under conditional sale or other title retention agreements; (i) all Liabilities arising out of interest rate, currency or other hedge agreements or other hedging arrangements; (j) all indebtedness of others guaranteed by Seller or secured by any lien on the Purchased Assets; (k) any deferred revenue or other amounts deposited by a customer of the Business with Seller or pre-paid by a customer of the Business to Seller in respect of goods or services of the Business to be provided by Seller; (l) all Liabilities of Seller for any amounts payable to suppliers, vendors or licensors which are past due, (m) all Liabilities of Seller for any unpaid wages, bonuses, commissions, vacation, sick leave or paid time off or incentive or deferred compensation and Liabilities for outstanding severance obligations, severance benefits or similar compensatory payments, plus, in each case, the employer’s share of any payroll or other similar Taxes attributable to such amounts (computed as though all such amounts were payable as of the Closing Date); (n) all Liabilities for underfunded Benefit Plans; (o) all Liabilities classified as non-current Liabilities in accordance with GAAP; and (p) all Liabilities of Seller or its Affiliates unrelated to the Business; and including for each of the foregoing clauses (a) through (p), any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, make-whole payments, commitment, breakage or other fees, sale or liquidity participation amounts, reimbursements, indemnities or other amounts payable in connection therewith.

“Indebtedness Payoff Amount” means the amount of all outstanding Indebtedness for borrowed money as of the Closing, as reflected in the payoff letters in respect thereof delivered to Buyer in connection with the Closing.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Independent Accountant” has the meaning set forth in Section 1.6(b)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Insurance Policy Amendments” has the meaning set forth in Section 2.2(a)(ix).

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“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account handles or user names, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations, data collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer software, computer programs, applications, utilities, development tools, diagnostics, and embedded systems, in any form or medium, including source code, object code and executable code, and all databases and data used with, or used to develop, any of the foregoing, together with all related user manuals, programmer documentation, text, diagrams, graphs, charts and other documentation (“Software”); and (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights arising anywhere in the world.

“Intellectual Property Agreements” has the meaning set forth in Section 3.7(a)(vi).

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, including all rights to and claims for damages, restitution, and injunctive or other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Assignments” has the meaning set forth in Section 2.2(a)(ii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights.

“Inventory” has the meaning set forth in Section 1.1(c).

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the (a) actual knowledge of any of Suren Ajjarapu, Prashant Patel, Jeff Davis and Javier Morales and (b) the knowledge that any such Person referenced in clause (a) above, as a prudent business person, would have obtained in the conduct of his or her business after making reasonably inquiry and investigation with respect to the particular matter in question.

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“Labor Agreement” means any collective bargaining agreement or other Contract with any Union.

“Law” means any statute, law (including Healthcare Laws), common law, act, ordinance, regulation, constitution, self-regulatory guidance, rule, code, order (including executive orders), judgment, injunction, ruling, award, decree, resolution, writ, policy or other requirement or rule of law of any Governmental Authority, and any administrative interpretation, guidance, directive, policy or other requirement or rule of law of any Governmental Authority and all Governmental Authorities’ interpretations thereof (to the extent such interpretations have been confirmed by judicial decisions or by final, non-appealable agency actions, giving the interpretation the force of law) and any reference to any particular Law shall be interpreted to include any amendments or successors thereto.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Buyers” means any business that is legally permitted to purchase pharmaceuticals (including but not limited to pharmacies, veterinarians, and medical clinics and, for the avoidance of doubt, excluding patients who purchase prescription medications for personal use).

“Losses” means any loss, Liability, Action, cost, damage, deficiency, award, royalty, penalty, Tax, fine, expense (including any costs of preparing Tax Returns or defending Tax audits), settlement or judgment (including interest, penalties and attorneys’ and other professionals’ fees and expenses, and amounts paid in investigation, defense or settlement of any of the foregoing, regardless of whether or not relating to a Third Party Claim or a Direct Claim); provided however, “Losses” shall, except to the extent any Person suffers Losses to a third party (as finally determined to be actually payable by a court of competent jurisdiction), which Losses shall not be excluded by this proviso, specifically exclude any special, exemplary or punitive damages or for lost profits, income, or revenue of any other party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.3 and Section 5.8; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) the failure of the financial or operating performance of the Business to meet any projections, forecasts or budgets for the periods following the date hereof (provided that the underlying causes thereof shall not be excluded under this clause (vii); provided further, that this clause (vii) shall not be construed as implying that Seller is making any representation or warranty hereunder with respect to any such projections, forecasts or budgets); (viii) any action taken that is required by this Agreement; or (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

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“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses; (b) any license to Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; or (c) any license similar to a license described in clauses (a) or (b).

“Parent” has the meaning set forth in the preamble.

“Payment Information” has the meaning set forth in Section 1.5(b).

“Payor Program” means all Governmental Health Programs, all commercial payors administering Governmental Health Programs (e.g., Medicare Advantage) and all other healthcare service plans, health maintenance organizations, health insurers and other private and commercial payors.

“Permits” means all permits (including Healthcare Permits), licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.8.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual or household, or any other information defined as “personal information,” “personal data,” “personally identifiable information” “protected health information,” or any similar term under applicable Law.

“Post-Closing Adjustment” has the meaning set forth in Section 1.6(a)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

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“Privacy and Security Requirements” means, collectively, all of the following to the extent relating to Personal Information (whether in electronic or any other form or medium) or otherwise relating to privacy, security, transfer, or security breach notification requirements or consumer protection and applicable to Seller or the Business, or to any of the Business Systems or any Business Data: (i) Seller’s own rules, policies, and procedures (or those of its Affiliates) applicable to the Business; (ii) all Laws; (iii) industry standards (including the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) Contracts into which Seller has entered into or is otherwise bound with respect to the Business.

“Purchase Price” means an amount equal to the Closing Consideration, plus the amount of the Closing Cash Amount, plus the amount (if any) by which the Closing Working Capital is greater than the Target Working Capital, minus the amount (if any) by which the Closing Working Capital is less than the Target Working Capital, minus the amount of the Closing Indebtedness, minus the amount of the Transaction Expenses.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” has the meaning set forth in Section 3.10.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 1.6(b)(ii).

“Restricted Period” has the meaning set forth in Section 5.7(a).

“Restrictive Covenants” has the meaning set forth in Section 5.7(d).

“Review Period” has the meaning set forth in Section 1.6(b)(i).

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i) – (ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

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“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Security Incident” means any (i) unauthorized or unlawful access to or acquisition of any Business System, or the unauthorized access, use, or exfiltration of Personal Information, or other material Business Data, or (ii) a ransomware, denial of service (DoS), phishing incident, malware, or other cyberattack affecting any Business Systems.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 6.2(i).

“Seller Group’s Counsel” has the meaning set forth in Section 9.14.

“Seller’s Allocation Notice” has the meaning set forth in Section 1.7.

“Specified Collections” means cash collected from the third parties for any product or service sold or provided by the Business to its customers in the ordinary course of business in connection with transactions which would have been recognized as revenue in accordance with GAAP applied on a consistent basis with the Financial Statements, including the collection of Accounts Receivable acquired by Buyer as part of the Purchased Assets. For the avoidance of doubt “Specified Collections” shall not include the amount of monies not timely remitted by Seller (or caused to be remitted by Seller) to Buyer in accordance with Section 5.18(b).

“Statement of Objections” has the meaning set forth in Section 1.6(b)(ii).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Stockholder Approval” has the meaning set forth in Section 3.2.

“Systems” means Software, servers, hardware, electronic data processing systems, record keeping systems, peripherals, websites, databases, circuits, networks and other information technology, computer, or telecommunication assets or equipment.

“Tangible Personal Property” has the meaning set forth in Section 1.1(f).

“Target Working Capital” means $772,181.81.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, value added, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, social security, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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“Tax Proceeding” has the meaning set forth in Section 5.14(d).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means any city, county, state (including Florida) or other region, locale or jurisdiction within the United Stated or any other country or jurisdiction in which the Business operates, directly or indirectly, in each case, as of the date hereof or as of the Closing Date.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Trade Controls” has the meaning set forth in Section 3.24(a).

“Transaction Expenses” means, without duplication and to the extent relating to the Business, (a) the collective amount payable by, or Liabilities of, Seller to outside legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby, including 50% of any filing or notification fees in connection with any applicable antitrust Laws, and (b) all Liabilities of Seller under or in connection with any severance arrangements, loan forgiveness, equity or equity based rights, phantom stock payments, stay bonuses, retention bonuses, incentive bonuses, transaction bonuses, termination or change of control arrangements or other similar obligations or payments, in each case, that are owed to any Person or that will be triggered, either automatically or with the passage of time (including in combination with any termination of employment following the Closing), in whole or in part by the execution of this Agreement or as a result of the consummation of the transactions contemplated by this Agreement (i.e., both “single trigger” and “double trigger” Liabilities), plus, in each case, the employer’s share of any payroll or other similar Taxes attributable to such amounts (computed as though all such amounts were payable as of the Closing Date).

“Transition Services Agreement” has the meaning set forth in Section 2.2(a)(x).

“Transfer” has the meaning set forth in Section 1.10(e).

“Union” has the meaning set forth in Section 3.6(t).

“Upwork” has the meaning set forth in Section 5.5(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Law.

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